EXHIBIT 99.3(a)


             IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                        IN AND FOR NEW CASTLE COUNTY

     -------------------------------------x
                                          :   C.A. No. 15921NC
     HERBERT BEHRENS,                     :
                                          :
                         Plaintiff,       :
                                          :   CLASS ACTION
               -against-                  :   COMPLAINT
                                          :
     ROBERT L. JOHNSON, JOHN C. MALONE,   :
     PETER R. BARTON, DELANO E. LEWIS,    :
     SHEILA CRUMP JOHNSON, HERBERT P.     :
     WILKINS, DENZEL WASHINGTON, TELE-    :
     COMMUNICATIONS, INC., LIBERTY MEDIA  :
     CORPORATION and BET HOLDINGS, INC.,  :
                                          :
                         Defendants.      :
     -------------------------------------x

               Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 1 which plaintiff alleges upon knowledge, as follows:

               1. Plaintiff Herbert Behrens is a stockholder of defendant BET Holdings, Inc. ("BET Holdings" or the "Company").

               2. Defendant BET Holdings is a corporation duly organized and existing under the laws of the state of Delaware, with its principal offices located at One BET Plaza, 1900 W Place Northeast, Washington, D.C. 20018. As of November 1996, there were approximately 16.75 million shares of BET Holdings common stock outstanding. BET Holdings is a holding company with subsidiaries which operate predominantly in the cable television programming industry. The Company's cable television programming operations are conducted through Black Entertainment Television ("BET"), BET on Jazz: The Cable Jazz Channel and Action Pay-Per-View. The Company derives a large portion of its revenues through the BET cable network.

               3. Defendant Tele-Communications, Inc. ("TCI") is a corporation duly organized and existing under the laws of the State of Delaware with its principal offices located at Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111. TCI is the largest owner/operator of cable television systems in the United States. TCI also produces, acquires and distributes programming through its wholly-owned subsidiary defendant Liberty Media Corporation ("Liberty"). TCI, either directly or through it subsidiaries, owns 18.1% of the outstanding Class A common stock of BET Holdings, 100% of the outstanding Class B common stock and controls 26.3% of the vote of all classes of common stock.

               4. Defendant Robert L. Johnson ("Johnson") is the founder of BET, the Company's primary operating facility. Defendant Johnson has served as President, Chief Executive Officer and a director of BET since it was created in 1979.
     Since 1991, Johnson has served as Chairman of the Board of Directors. Since 1991, Johnson also served as Chief Executive Officer of BET Holdings and as its President from 1991 until March 1996. Defendant Johnson is also the Chairman of District Cablevision, Inc. ("DCI"), a Washington D.C. cable system operating company which he founded in 1980. Johnson has also served as a director of Liberty, a wholly owned subsidiary of defendant TCI, since December 1991. According to BET Holding's most recent Proxy Statement, Johnson owned approximately 21.8% of the outstanding Class A common stock of BET Holdings, 100% of the Class C common stock and controlled 65.7% of the vote of all classes of common stock. On August 1, 1997, it was reported that Johnson had cut his stake in BET Holdings to 46% by selling 71,007 class A common shares at prices ranging from $33.25 to $33.88 per share.

               5. Defendant John C. Malone ("Malone") has been a director of BET since 1979 and was its Chairman from 1979 to 1991. Malone has been the President and Chief Executive Officer of defendant TCI since 1973 and a director and Chairman of the Board of Liberty since 1991.

               6. Defendant Peter R. Barton has been a director of BET Holdings and of BET since January of 1992. Barton has been the President and a director of Liberty since 1990. Barton is Liberty's nominee on the Company's Board. From 1986 through 1990, Barton served as a consultant to TCI and a director of QVC Network, Inc. From 1988 until March 1991, Barton served as Senior Vice President of TCI. Barton also sits on the boards of Turner Broadcasting System, Inc. and Home Shopping Network.

               7. Defendant Sheila Crump Johnson ("S. Johnson") is the wife of defendant Johnson. S. Johnson has served on the Board of Directors of BET since 1979 and since 1990, has been Vice President, Corporate Affairs of BET. Since September of 1992, she has served as Executive Vice President, Corporate Affairs of BET Holdings.

               8. Defendant Herbert P. Wilkins, Sr., Delano E. Lewis and Denzel Washington are the remaining members of the board of BET Holdings. They, together with Johnson, Malone, Barton and S. Johnson are sometimes referred to herein as the "Individual Defendants".

               9. The Individual Defendants as officers and/or directors of BET Holdings have a fiduciary relationship and responsibility to plaintiff and the other common public stockholders of BET Holdings and owe to plaintiff and the other class members the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                          CLASS ACTION ALLEGATIONS

               10. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all common stockholders of BET Holdings, or their successors in interest, who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.

               11. This action is properly maintainable as a class action because:

                    (a) The Class is so numerous that joinder of all members is impracticable. There are hundreds of BET Holdings stockholders of record who are located throughout the United
     States;

                    (b) There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class members, including: whether defendants have engaged or are continuing to act in a manner calculated to benefit themselves at the expense of the BET Holdings public stockholders; and whether plaintiff and the other Class members would be irreparably damaged if the defendants are not enjoined in the manner described below;

                    (c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class; and

                    (d) Plaintiff anticipates that there will be no difficulty in the management of this litigation.

               12. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this controversy and the requirements of Rule 23 of the Chancery Court Rules are satisfied.

                            CLAIM FOR RELIEF

               13. BET was founded in 1979 by defendant Johnson. BET's formation was funded in part by defendant Malone through TCI. TCI paid Johnson $180,000 for 20% of BET's equity and loaned Johnson $320,000. During November of 1991, BET Holdings issued 2,102,500 shares of Class A common stock through an initial public stock offering. BET, through which BET Holdings realizes a substantial portion of its revenues, has been a wholly-owned subsidiary of BET Holdings since 1991.

               14. TCI currently owns 18.1% of the outstanding Class A common stock of BET Holdings and controls 26.3% of the vote. Johnson, until recently, owned 21.8% of the outstanding Class A common stock of BET Holdings and controlled 65.7% of the vote. As of August 1, that stake was cut to 46%.

               15. On or about September 11, 1997, it was announced that TCI, Liberty and Johnson ("the Buyout Group") offered to acquire the shares of BET Holdings they do not already own for $48 per share in cash in exchange for each outstanding share of BET Holdings.

               16. As set forth above, BET Holdings has seven board members, at least four of whom have loyalties that are, at best, divided in the instant transaction. Furthermore, five of the directors of BET Holdings are elected exclusively by holders of Class B and Class C common stock of BET Holdings -- all of which is owned by either TCI or Johnson. The Individual Defendants are beholden to Johnson, TCI and Malone and can not be expected to act in the best interest of BET Holdings' minority stockholders.

               17.  The purpose of the proposed acquisition
     transaction is to enable the Buyout Group to acquire the shares of BET Holdings they do not already own and BET Holdings' valuable assets for the benefit of the Buyout Group at the expense of the BET Holdings' public stockholders.

               18. The proposed acquisition comes at a time when BET Holdings has performed well and is expected to continue to perform well. The core operations of BET Holdings have reported consistently improving growth in revenues and earnings and defendants have made clear through public statements and filings BET Holdings' efforts to capitalize upon the strength of the BET brand name by diversifying into other areas, including leisure activities, financial services and the cosmetics and apparel industry. The Buyout Group has timed this transaction to capture BET Holdings' positive performance and future potential and use it to their own ends, without paying an adequate or fair price for BET Holdings' remaining shares.

               19. On June 11, 1997, BET Holdings reported quarterly financial results for its third fiscal quarter. The Company reported net income of $1.09 for the nine months ended April 30, as compared with $.89 in the prior year, and $.36 for the quarter, as compared with $.30 in the prior year. Revenues for the quarter were $40,909,000. BET Holdings attributed its slowed earnings growth to start up costs associated with pursuing its growth strategy but added that "it expects its investments to position it for future earnings growth and increased shareholder value."

               20. In March of 1997, BET Holdings reported that earnings for its second fiscal quarter ended January 31 rose 14% to $16.6 million ($.38 per share) from $5.8 million ($.32 per share) in the same period of 1996. Revenues for the quarter were $36.6 million, up 11% from $32.9 million in 1996's second quarter. In a Company press release, Johnson commented, "We are pleased that BET Holdings, Inc., led by our core business, BET, continued to report revenue, earnings and cash flow growth as it made strategic investments to position the company for future growth. During the quarter we made significant progress toward expanding our cable programming presence and pursuing brand extension opportunities...."

               21. Likewise, for the first fiscal quarter of its fiscal year ended July 31, 1997, BET Holdings reported earnings per share of $.35, up 32% from the prior year's first quarter. Commenting on those results, defendant Johnson again stressed increases in future profitability: "We are pleased that our core business, BET, reported an exceptional 25 percent increase in operating income during the quarter. BET's outstanding financial performance permits us to continue implementing our strategy of pursuing investments in other cable programming and brand extension opportunities...."

               22. TCI and Johnson are in a position of control and power over BET Holdings and have access to internal financial information about BET Holdings, its true value, expected increase in true value and the benefits to the Buyout Group of 100% ownership of BET Holdings to which plaintiffs and the Class members are not privy. TCI and Johnson are using their positions of control and access to non-public information to benefit themselves in this transaction, to the detriment of the BET Holdings' common stockholders.

               23. In proposing the merger, the Buyout Group has committed or threatened to commit the following acts to the detriment and disadvantage of BET Holdings' public stockholders:

                    (a) They have undervalued the BET Holdings common stock by ignoring the full value of its assets and future prospects. The prospered acquisition consideration does not reflect the value of BET Holdings' valuable assets; and

                    (b) They timed the announcement of the proposed buyout to place an artificial lid on the market price of BET
     Holdings' common stock which is unfair to BET Holdings' public stockholders.

               24. As a result of the foregoing, plaintiff and the other members of the Class will be irreparably harmed in that they will not receive their fair portion of the value of BET Holdings' assets and business and will be prevented from obtaining the real value of their equity ownership of the Company. Unless the proposed acquisition is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class and will consummate the proposed acquisition, to the irreparable harm of the members of the Class.

               25. Plaintiff and the other members of the Class have no adequate remedy at law.

               WHEREFORE, plaintiff prays for judgment and relief as follows:

               A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

               B. Preliminarily and permanently enjoining the defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the proposed transaction.

               C. In the event the proposed transaction is consummated, rescinding it and setting it aside;

               D. Awarding compensatory damages against defendants individually and severally in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

               E. Awarding costs and disbursements, including plaintiff's counsel's fees and experts' fees; and

               F. Granting such other and further relief as to the Court may seem just and proper.


                              ROSENTHAL, MONHAIT, GROSS &
                                GODDESS, P.A.

                         BY:__________________________________________
                              Joseph Rosenthal
                              Kevin Gross
                              919 North Market Street
                              Suite 1401, Mellon Bank Center
                              Wilmington, Delaware  19801
                              (302) 656-4433


     OF COUNSEL:

     ABBEY, GARDY & SQUITIERI, LLP
     212 East 39th Street
     New York, New York  10016
     (212) 889-3700